Exhibit 4.37

English translation for reference only

Supplemental Agreement to Optional Share Purchase Agreement

This Supplementary Agreement is entered into in Chaoyang District, Beijing as of December 19, 2016 by and among:

Party A:	21Vianet Data Center Co., Ltd.

Party B:	Beijing Yiyun Network Technology Co., Ltd.

Beijing 21Vianet Broad Band Data Center Co., Ltd.

Party C:	Sheng CHEN, Jun ZHANG

WHEREAS

1.	Party B, formerly known as 21ViaNet System Limited, has changed its name to Beijing Yiyun Network Technology Co., Ltd.; and

2.	Parties A, B and C entered into that certain OPTIONAL SHARE PURCHASE AGREEMENT dated December 19, 2006 (the “Original Agreement”);

Now therefore, the Parties agree as follows:

1.	The term of the Original Agreement shall be extended for ten (10) years, and may be automatically extended for another ten (10) years upon expiry of such extended term, and may be extended for unlimited number of times thereafter, unless Party A determines to terminate this Supplemental Agreement and the Original Agreement by giving a 30-day prior written notice to the other parties.

2.	In case of any discrepancy between this Supplemental Agreement and the Original Agreement, this Supplemental Agreement shall prevail; any matters not covered herein shall be subject to the Original Agreement.

3.	This Supplemental Agreement shall become effective as of the date first written above upon execution or affixing of official seals by the three Parties.

4.	This Supplemental Agreement is made in six (6) counterparts with each Party holding two (2) originals copies, all of which shall be of the same legal effect.

(Signature page to follow)

English translation for reference only

Party A:	/s/ 21Vianet Data Center Co., Ltd. (affixed with official seal)

Party B:	/s/ Beijing Yiyun Network Technology Co., Ltd. (affixed with official seal)

/s/ Beijing 21Vianet Broad Band Data Center Co., Ltd. (affixed with official seal)

Party C:	/s/ Sheng CHEN

/s/ Jun ZHANG